BALDWIN & LYONS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 2003


TO THE SHAREHOLDERS OF
BALDWIN & LYONS, INC.:



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the "Corporation") will be held Tuesday, May 6, 2003 at 10:00 a.m., Indianapolis Time, at 1099 North Meridian Street, Indianapolis, Indiana 46204 for the following purposes:


1.       To elect twelve (12) directors,

2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation, and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

         The Board of Directors has fixed the close of business on March 18, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

         Shares of the Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Date: April 2, 2003.



                                    By Order of the Board of
                                    Directors


                                    James E. Kirschner
                                    Secretary





         YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND
         PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON

                              BALDWIN & LYONS, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

USE OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 6, 2003, in accordance with the foregoing notice. The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 2, 2003.

         The mailing address of the Corporation's principal office is 1099 North Meridian Street, Indianapolis, Indiana 46204.

         Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

         Shares will be voted according to the directions of the shareholder as specified on the proxy. If no directions are given, the proxy will be voted FOR the election of the twelve directors named as nominees in this Proxy Statement and FOR the appointment of Ernst & Young LLP as independent auditors for the Corporation. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

RECORD DATE AND VOTING SECURITIES

         The close of business on March 18, 2003, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 18, 2003, the Corporation had 2,666,666 shares of Class A Common Stock outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote. The vote can be exercised in person or by proxy. There are no other outstanding securities of the Corporation entitled to vote. There will be no cumulative voting for the election of directors. Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.


EXPENSES OF SOLICITATION

         All expenses of the solicitation of proxies will be paid by the Corporation. Officers, directors and other employees of the Corporation may solicit proxies by telephone or telegram or by special calls. The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation's stock.

BENEFICIAL OWNERS OF MORE THAN 5% OF THE CLASS A COMMON STOCK

         The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 18, 2003, more than 5% of the outstanding voting securities of the Corporation:


          Name and Address of                  Number of Class A Shares             Percent of Class A Shares
         Beneficial Owner (1)                       And Nature of
                                                 Beneficial Ownership
---------------------------------------- ------------------------------------- -------------------------------------
SHAPIRO FAMILY INTERESTS
   (in the aggregate) (2)                             1,249,499                               46.86%
   311 S.  Wacker Drive
   Chicago, Illinois
         Nathan Shapiro                                777,749                                29.17%
         Lester Shapiro                                354,000                                13.27%
         Robert Shapiro                                508,125                                19.05%
         Norton Shapiro                                405,375                                15.20%

JOHN D. WEIL
   509 Olive Street                                    384,562                                14.42%
   St.  Louis, Missouri (3)


         (1) Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

         (2) Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro. The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate. Nathan, Robert and Norton Shapiro are sons of Lester Shapiro. The shares reported in the above table for the Shapiro family interests include 178,500 Class A (6.69%) shares held by Gelbart Fur Dressers, 41,250 Class A (l.55%) shares held of record by Jay Ell Company and 178,125 Class A shares (6.68%) held of record by Diversified Enterprises, Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and as to which they share voting and investment powers. These shares, totaling 397,875 Class A shares (14.92%), are also included in the listing for individual beneficial ownership of each of the three.

         (3) Information with respect to the interests of John D. Weil was obtained from Amendment No. 2 to Schedule 13D, dated September 15, 1987, Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation, and additional information provided by Mr. Weil. The shares reported include all shares held in the name of family members, family custodianships or family trusts of Mr. Weil. Mr. Weil has reported that he has sole voting and investment powers as to 195,562 Class A shares and shared voting and investment powers as to 189,000 Class A shares, subject to the limitation that Mr. Weil has declared that the Schedule 13D shall not be construed as an admission that he is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of the securities covered by the
         Schedule 13D.


DIRECTORS AND NOMINEES

         Twelve (12) directors are to be elected to hold office until the 2004 Annual Meeting and until their respective successors are elected and qualified. The Corporation contemplates that all of the nominees will be able to serve. However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

         All of the nominees are now directors of the Corporation. None of the directors are family-related, except Nathan, Robert and Norton Shapiro, who are brothers. Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, his principal occupation, a brief account of his business experience during the past five years and his other directorships.

STUART D. BILTON (3)             Age 56                   Director Since 1987

Mr. Bilton is currently the President and Chief Executive Officer of ABN AMRO Asset Management (US), Inc. Mr. Bilton is also the Chairman and Chief Executive Officer of ABN AMRO Funds, Inc. Prior thereto he was the President and Chief Executive Officer of The Chicago Trust Company and President of Alleghany Asset Management, Inc. which were acquired by ABN AMRO. Mr. Bilton is a director of UICI.

JOSEPH J. DEVITO                 Age 51                   Director Since 1997

Mr. DeVito is an Executive Vice President of the Corporation and President and a director of Sagamore Insurance Company ("Sagamore"), a wholly-owned subsidiary of the Corporation's wholly-owned subsidiary, Protective Insurance Company ("Protective") and a director of Protective. Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL III (2)          Age 72                   Director Since 1979

Mr. Frenzel is the Chairman of the Executive Committee of National City Bank of Indiana and, prior thereto, was the Chairman of the Board of National City Bank of Indiana, a national bank and a subsidiary of National City Corporation. Mr. Frenzel serves on the Board of Directors of American United Life Insurance Company.

JAMES W. GOOD                    Age 59                   Director Since 1997

Mr. Good is an Executive Vice President of the Corporation and President and a director of Protective and a director of Sagamore. Mr. Good has been employed by the Corporation since 1964.

GARY W. MILLER (3)               Age 62                   Director Since 1977

Mr. Miller was elected Chairman and Chief Executive Officer of the Corporation in 1997 and has been President of the Corporation since 1983. He is also Chairman and Chief Executive Officer of the Corporation's wholly-owned subsidiaries Protective and Sagamore. Mr. Miller is also the President and Chief Executive Officer of the Corporation' wholly-owned subsidiary B & L Insurance, Ltd. Mr. Miller has been employed by the Corporation since 1966.

JOHN M. O'MARA (2)(3)            Age 75                   Director Since 1981

Mr. O'Mara is a business consultant and private investor. From 1993 though 1996 he was a financial consultant with Citicorp Venture Capital Ltd. He is also a director of The Midland Company.

THOMAS H. PATRICK (1)(3)         Age 58                   Director Since 1983

Mr. Patrick has been Executive Vice Chairman, Finance & Administration of Merrill Lynch & Co., Inc. since 2002, and prior thereto has held a number of executive positions with Merrill Lynch & Co., Inc. Mr. Patrick also serves as a director of Deere & Company.

JOHN A. PIGOTT (1)(2)(4)         Age 71                   Director Since 1997

Mr. Pigott is currently retired. Prior to his retirement in 1996, he served in various capacities, including Director, Vice Chairman, President and Chief Executive Officer of Anixter, Inc.

NATHAN SHAPIRO (1)(2)(3)         Age 66                   Director Since 1979

Mr. Shapiro is the president of SF Investments, Inc., a broker/dealer in securities located in Chicago, Illinois. Since December, 1977, he has also served as President of SLD Corp., management consultants. Mr. Shapiro also serves as a director of D.V.I., Inc.

NORTON SHAPIRO (4)               Age 70                   Director Since 1983

Mr. Shapiro is currently retired. Prior to his retirement he was Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs. He had been an officer of that company since 1957.

ROBERT SHAPIRO (1)               Age 64                   Director Since 1997

Mr. Shapiro is the President and Chief Executive Officer of Emlin Cosmetics,
Inc.

JOHN D. WEIL (1)(4)              Age 62                   Director Since 1997

Mr. Weil is President of Clayton Management Co. Mr. Weil also serves as a director of: Allied Healthcare Products, Inc.; PICO Holdings, Inc.; Oglebay Norton Co.; and Todd Shipyards Corp.

In December 2002 an action initiated by the Securities and Exchange Commission ("Commission") against Mr. Weil was settled simultaneously with its filing pursuant to a consent agreement entered into by Mr. Weil. The Commission alleged violations of the anti-fraud provisions of the federal securities laws arising in connection with transactions in the securities of Kaye Group, Inc. ("Kaye Group") involving material non-public information. Mr. Weil was not an officer or director of Kaye Group. The transaction cited by the Commission in its complaint involved less than one percent of the securities of Kaye Group beneficially owned by Mr. Weil and less than one-tenth of one percent of the Kaye Group's outstanding shares. Mr. Weil consented to the entry of a final judgment of permanent injunction and other relief, including disgorgement of alleged profits in the amount of $47,000 and civil penalties of a like amount, but did not admit to nor deny any of the allegations in the Commission's complaint.

         (1) Member of the Compensation and Employee Benefits Committee which makes recommendations to the Board of Directors concerning the compensation arrangements for the executive officers of the Corporation; establishes policies relating to salaries and job descriptions; evaluates performance of executive employees; and reviews and administers remuneration and incentive plans and employee benefit programs of the Corporation, other than those administered by the Option Committee. This Committee held two formal meetings during 2002, and also carried on its business through telephone conversations and informal contacts among its members.

         (2) Member of the Audit Committee which reviews with the independent auditors the scope of the audit work performed, any questions arising in the course of such work, and inquiries as to other matters such as internal accounting controls, financial reporting and security and personnel staffing. The Audit Committee held five formal meetings during 2002.

         (3) Member of the Investment Committee which considers and makes decisions concerning investments made by the Corporation and each of its wholly owned subsidiaries. Investment Committee meetings are conducted in conjunction with regular quarterly Board of Directors meetings and the Investment Committee also carries on its business through frequent telephone conversations and informal contacts among its members.

         (4) Member of the Option Committee, which reviews, manages, and administers the Employee Discounted Stock Option and the Deferred Director Fee Option plans and, in the case of the Employee Plan, designates officers and key employees to receive options and the number and terms of the options. The Committee also interprets the terms of all three plans. The Option Committee held no formal meetings during 2002.

         During 2002, the Board of Directors held four regular meetings, and each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served with the exception of Mr. Patrick who did not attend 75% of the regular Board of Directors meetings and Mr. O'Mara who did not attend 75% of the audit committee meetings. The Board of Directors has no standing nominating committee or committee performing a similar function.

DIRECTORS' FEES

         Members of the Board of Directors who are not employed by the Corporation receive directors' fees in the amount of $4,500 for each quarterly meeting attended in person. Directors attending by teleconference or unable to attend a meeting receive a fee of $3,000. Members of committees of the Board of Directors receive no additional compensation for their service on committees with the exception of the Chairman of the Audit Committee who receives $1,000 per quarter in additional compensation. Some of the directors have elected to participate in the Baldwin & Lyons, Inc. Deferred Director Fee Option Plan ("Deferred Fee Plan"), which was approved by shareholders at the 1989 annual meeting. Those directors have deferred receipt of portions of their director fees. Options received under the Deferred Fee Plan become exercisable one year from the date of the grant and are exercisable within ten years of the date of the grant. Exercise prices are $.80 per share. Adjusted for the five for four share split effective February 17, 2003, a total of 7,496 discounted stock options were granted in lieu of cash compensation during 2002. From the beginning of the plan to the present, a total of 115,528 options have been granted in lieu of cash compensation under the Deferred Fee Plan. A total of 61,305 options have been exercised since the beginning of the Deferred Fee Plan, including 7,110 exercised during 2002. Directors who are employed by the Corporation do not receive directors' fees. Travel and out-of-pocket expenses of members of the Board of Directors incurred in attending Board of Directors meetings and committee meetings are paid by the Corporation.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND MANAGEMENT

         The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 18, 2003 by all directors and nominees, the five most highly compensated executive officers (the "Named Executive Officers") and by all directors and officers as a group:


                                              Class A Shares                             Class B Shares
                                  --------------------------------------- ------------------------------------------
Name of Beneficial Owner                NUMBER             PERCENT               NUMBER               PERCENT
or Identity of Group <F1>                                    <F7>               <F2> <F6>               <F7>
--------------------------------- ------------------ -------------------- --------------------- --------------------
Stuart D. Bilton                                -0-                  -0-                30,474                 .26%
G.  Patrick Corydon                          10,125                 .38%               139,919                1.17%
Joseph J. DeVito                              4,688                 .18%               228,438                1.91%
Otto N. Frenzel, III                          4,688                 .18%                35,381                 .30%
James W. Good                                17,250                 .65%               200,000                1.67%
James E.  Kirschner                          15,469                 .58%               116,875                 .98%
Gary W. Miller                               46,286                1.74%               369,895                3.08%
John M. O'Mara <F3>                          85,313                3.20%                72,404                 .61%
Thomas H. Patrick <F4>                       88,875                3.33%               245,426                2.06%
John A. Pigott                                5,063                 .19%                35,418                 .30%
Nathan Shapiro <F5>                         777,749               29.17%             2,232,759               18.78%
Norton Shapiro <F5>                         405,375               15.20%             1,456,875               12.26%
Robert Shapiro <F5>                         508,125               19.05%             1,476,176               12.41%
John D. Weil                                384,562               14.42%             1,663,239               13.98%

Directors   and  officers  as  a          1,557,818               58.42%             5,426,276               43.67%
group (14 persons  including the
above named)

         <F1> Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

         <F2> A total of 12,569,115 Class B shares were issued and outstanding as of March 18, 2003.

         <F3> Includes  13,875 Class A shares owned by Mr.  O'Mara's wife and
         57,375 Class A shares held in trust for his children, with Mr. O'Mara serving as trustee. Mr. O'Mara disclaims any beneficial interest in the foregoing shares.

         <F4> Includes  36,375 Class A shares and 19,250 Class B shares owned by Mr. Patrick's wife. Mr. Patrick disclaims any beneficial interest in her shares.

         <F5> See "Beneficial Owners of More than 5% of the Common Stock" for
         Class A shares. The shares reported in the above table for Nathan, Norton and Robert Shapiro include 1,438,500 Class B shares owned by three partnerships: Gelbart Fur Dressers; Jay Ell Company and Diversified Enterprises. Nathan, Robert and Norton Shapiro are general partners of those partnerships and they share investment power.

         <F6> Includes the number of Class B shares which each of the following persons have a right to acquire within 60 days by exercise of stock options: Mr. Bilton 8,762; Mr. Corydon 73,200; Mr. DeVito 102,500;


         Mr. Frenzel 8,850; Mr. Good 103,375; Mr. Kirschner 70,000; Mr. Miller 140,000; Mr. O'Mara 8,373; Mr. Patrick 7,814; Mr. Piggott 4,793; Mr.
         Nathan Shapiro 1,351; Mr. Robert Shapiro 3,237; Mr. Weil 5,239; and all officers and directors as a group 537,494.

         <F7> For purposes of determining the percentage of the class owned by each named individual, shares subject to options in favor of that individual are deemed outstanding but are not deemed outstanding for computing the percentage of the class held by any other person. All shares subject to options in favor of officers and directors as a group are deemed outstanding for purposes of computing the percentage of the class owned by the officers and directors as a group.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

JOINT REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE AND THE OPTION
  COMMITTEE

         The executive compensation program is administered by the Compensation and Employee Benefit Committee of the Board of Directors (the "Committee") in conjunction with the Option Committee (the "Option Committee"). At the present time, two members of the Option Committee are also members of the Committee. The Committee oversees the administration of the Corporation's employee benefits plans, other than those administered by the Option Committee, and establishes policies relating to compensation of employees. The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation's executive officers. The Option Committee reviews, manages, and administers all of the stock option plans of the Corporation and, in the case of the Employee Plan, designates officers and key employees to receive options, and the number and terms of the options. The Committee and the Option Committee functions are coordinated to determine and review the total compensation package for each of the Named Executive Officers of the Corporation. All decisions by the Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board before they are implemented.

         The goal of the Corporation's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while, at the same time, motivating and retaining key employees. To achieve this goal, the Corporation's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance. The Corporation also utilizes equity-based incentive and deferred compensation to ensure that executives, and management in general, have a continuing stake, as shareholders, in the long-term success of the Corporation.

         The Committee first seeks to set the CEO's compensation in light of the standards mentioned above and the performance of the Corporation in relation to expectations of the Board. The compensation of other executives is set in reference to the compensation of the CEO. Because of the unique nature of the markets which the Corporation serves, the Committee does not believe that there are individual companies or industry measures to which it can reliably compare the performance of the Corporation over a limited period of time. Thus, while the Committee considers the Corporation's financial results in light of industry standards, prevailing market conditions for the Corporation's products and expectations regarding future performance, corporate performance is evaluated primarily against flexible, internally created goals and expectations which must be adjusted frequently in order to react to the numerous external factors which affect the Corporation. The Committee does not set specific numerical targets or goals, but rather evaluates the performance of the management team annually in relation to opportunities presented to them and challenges addressed by them. This process is largely subjective and is not intended to, and cannot be expected to, result in changes in executive compensation which are in direct proportion to increases or decreases in the Corporation's net income, return on equity or any other single quantitative measure or a predetermined combination of quantitative measures during the year.

         In reviewing the compensation to be paid to the Corporation's executive officers during any given year, the Committee views the results of operations over a several year period. This approach recognizes the cyclical nature of the Corporation's business, the fact that, as a specialty insurance underwriter operating within very narrow markets, the Corporation must, from time-to-time, sacrifice short-term profits for long-term financial growth. In addition, this approach recognizes the stability of the executive management team which has essentially been in place since 1980. Portions of executive officers annual compensation have, in the past, been paid in the form of stock options and equity appreciation rights. The use of stock options and equity appreciation rights results in total compensation which is highly leveraged against, and directly linked to, the Corporation's performance and increases in shareholder value. The linkage results from the relationship of the stock options to the market price of the Corporation's Class B common shares and the relationship of the equity appreciation rights to the book value of the Corporation's shares.

         In its deliberations regarding calendar year 2002, the Committee considered its long-term approach regarding the goals and performance of the Corporation and the performance and present compensation of each executive officer of the Corporation. In light of the substantial underwriting loss sustained as the result of the events of September 11, 2001, the Committee determined that the salaries of executive officers, which are determined in February of the calendar year, would not be increased from the prior year levels (with the exception of minor length of service adjustments which apply to all employees). Annual bonuses for 2002, which are determined after the end of the calendar year, were increased by an average of 28% when compared to the prior year amounts in recognition of record operating earnings. No equity appreciation rights or stock options were granted to any of the executive officers during 2002. The Committee and the Option Committee believe that the increases approved are consistent with a long-term view of both the performance of the Corporation and of its executive officers.

         The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, on the deductibility of the executive compensation by the Corporation. At the present time, the Committee believes that the likelihood that Section 162(m) will have a significant impact on the Corporation is negligible. Nonetheless, the Committee plans to continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
         Nathan Shapiro, Chairman, Thomas H. Patrick, John A. Pigott, Robert Shapiro, and John D. Weil.

OPTION COMMITTEE
         Norton Shapiro, Chairman, John A. Pigott, and John D. Weil.


REPORT OF THE AUDIT COMMITTEE

         In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board (the "Audit Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During 2002, the Audit committee met five times, and the Committee chair, as representative of the Committee, discussed and reviewed the interim financial information contained in the Corporation's quarterly statements with the CFO and the independent auditors prior to filing with the Securities and Exchange Commission.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," and discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditor and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee also reviewed both with the independent auditors and the internal auditor their audit plans, audit scope and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

         The Audit Committee reviewed the audited financial statement of the Corporation as of and for the year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit committee recommended to the Board of Directors that the Corporation's audited financial statements be included in the Annual Report on Form 10K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to the shareholder approval, of the independent auditors and the Board of Directors concurred in the recommendation.

         One of the four members of the Audit Committee, Nathan Shapiro, is not an independent director, as that term is defined by applicable rules. However, the Board of Directors determined that in light of Mr. Shapiro's substantial financial and accounting expertise, knowledge of the Corporation, and his family's long-standing and substantial share ownership of the Corporation's stock, exceptional circumstances exist which make it in the best interests of the Corporation and its shareholders that Mr. Shapiro serve as a member of the Audit Committee.

AUDIT COMMITTEE
         Otto N. Frenzel, III, Chairman; John M. O'Mara; John Pigott; Nathan Shapiro.


AUDIT FEES

AUDIT FEES

         Fees for audit services totaled $215,000 for the year ended December 31, 2002 and $204,000 for the year ended December 31, 2001, including fees associated with the annual audit, reviews of quarterly reports on Form 10-Q and statutory audits and loss reserve certifications required by regulatory authorities.

AUDIT-RELATED FEES

         Fees for audit-related services totaled $7,950 for the year ended December 31, 2002, consisting of assistance related to routine audits conducted by regulatory authorities and consultation with respect to the filing of Forms S-8. No audit-related fees were incurred for the year ended December 31, 2001.

TAX FEES
         Fees for tax services, including fees for review of the consolidated federal income tax return, totaled $6,500 for the year ended December 31, 2002 and $5,945 for the year ended December 31, 2001.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table discloses, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each person who served as the Chief Executive Officer of the Corporation during the year and to each of the five most highly compensated executive officers of the Corporation in all capacities in which they served.

SUMMARY COMPENSATION TABLE

                                                                           Long Term Compensation
                                                                     ----------------------------------
                                          Annual Compensation                Awards           Payouts
                                 ----------------------------------- ------------------------ ---------
(a)                       (b)        (c)         (d)         (e)         (f)         (g)        (h)         (i)
Name and                  Year      Salary     Bonus ($)   Annual     Restricted  Securities    LTIP     All Other
Principal Position                   ($)                    Comp/       Stock     Underlying  Payouts     Compen-
                                                            Other      Awards      Options/     ($))    sation ($)
                                                             ($)         ($)       SARs (#)                 <F1>
----------------------- -------- ------------ ----------- ---------- ------------ ----------- --------- -------------
Gary W. Miller            2002       457,778     490,000      0           0             0         0         16,000
  President               2001       456,667     400,000      0           0             0         0         13,600
  CEO                     2000       427,083     400,000      0           0             0         0         13,600

James W. Good             2002       349,903     430,000      0           0             0         0         16,000
   Executive Vice         2001       349,056     350,000      0           0             0         0         13,600
   President              2000       319,667     350,000      0           0             0         0         13,600

Joseph J. DeVito          2002       335,500     430,000      0           0             0         0         16,000
   Executive Vice         2001       334,653     350,000      0           0             0         0         13,600
   President              2000       306,444     300,000      0           0             0         0         13,600

James E.  Kirschner       2002       225,000     210,000      0           0             0         0         16,000
  Senior Vice Pres,       2001       224,444     150,000      0           0             0         0         13,600
  Secretary               2000       212,694     150,000      0           0             0         0         13,600

G.  Patrick Corydon       2002       243,833     245,000      0           0             0         0         16,000
  Senior Vice Pres,       2001       243,222     205,000      0           0             0         0         13,600
  CFO                     2000       228,275     205,000      0           0             0         0         13,600

<F1> Corporation contribution to Salary Saving and Profit Sharing Plan (401K) Plan

2002 STOCK PURCHASE PLAN

         At the 2002 Annual Meeting of Shareholders, the Board of Directors proposed, and the shareholders of the Company adopted, the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan was intended to encourage officers and certain management personnel of the Corporation to purchase additional Class B Common Shares. The Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating management personnel to make those purchases. Each loan is evidenced by a ten year full recourse promissory note, interest only payable annually in arrears and is secured by a pledge of all of the shares purchased. The loans were offered to officers and certain other management personnel and forty-nine employees currently have outstanding loans. For detailed information concerning the loans to the Named Executive Officer as well as overall information concerning the loans to all employees see "Transactions with Management and Others" on page 13 of this Proxy Statement. As a result of legislation enacted during mid 2002, no further loans will be made under the 2002 Stock Purchase Plan.

CORPORATION PERFORMANCE

         The following graph shows a five year comparison of cumulative total return for the Corporation's Class B common shares, the NASDAQ Insurance Stock Index and the Russell 2000 Index.


                             CUMULATIVE TOTAL RETURN

                  BALDWIN & LYONS, INC. (CLASS B COMMON SHARES)

           EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            Baldwin & Lyons      Nasdaq
                                 Class B    Insurance Stocks  Russell 2000
                            --------------- ----------------- -------------
December 31, 1997                100.000         100.000         100.000
December 31, 1998                104.249          89.097          96.555
December 31, 1999                 95.026          69.114         115.498
December 31, 2000                101.347          86.790         110.643
December 31, 2001                112.746          93.048         111.780
December 31, 2002                105.948          93.772          87.660



STOCK OPTIONS-- EXERCISES AND HOLDINGS

         The following table contains information about the unexercised stock options held as of the end of 2002, by the Named Executive Officers. Options shown in the table below represent discounted stock options and fair market value options granted under the Baldwin & Lyons Employee Discounted Stock Option Plan. Each option represents the right for the employee to acquire one Class B common share upon payment in cash of the option exercise price. The Corporation has not granted any stock appreciation rights and none are outstanding.


                   AGGREGATED OPTION/SAR EXERCISES IN THE LAST
                       YEAR AND YEAR END OPTION/SAR VALUES

             (a)              (b)           (c)             (d)           (e)
             Name           Shares         Value        Number of       Value of
                          Acquired on     Realized     Unexercised     Unexercised
                           Exercise         ($)        Options/SARs    In-the-Money
                              (#)                       At Year End    Options/SARs
                                                          (#)(E)       At Year End
                                                                          ($)(V)
----------------------- -------------- -------------- -------------- -----------------
Gary W. Miller                 0             0            112,000          270,720

James W. Good                  0             0             82,700          173,712

Joseph J. DeVito               0             0             82,000          157,920

James E.  Kirschner            0             0             56,000          135,360

G.  Patrick Corydon            0             0             58,525          192,324

  (E) All of the options are exercisable at December 31, 2002. (V) Market value of underlying securities at year end, minus exercise price.

EQUITY APPRECIATION RIGHTS-- EXERCISES AND HOLDINGS

         The following table contains information about unexercised Equity Appreciation Rights ("Rights") held by the Named Executive Officers as of December 31, 2002.

         Rights shown in the table below represent Rights issued by the Corporation to each of the Named Executive Officers. Each Right entitles the employee to payment for the appreciation in the book value of one share of the Corporation's common stock from the end of the quarter immediately prior to the date of grant through the end of the quarter immediately prior to the date of exercise. The Rights vest and become exercisable at the rate of one-third per year at the end of the one-year, two-year and three-year periods from the date of grant. Any unexercised Rights terminate ten years from the date of grant. Restrictions on maximum appreciation exist on certain of the Rights

         Rights may not be exercised to acquire shares of the Corporation. The value of Rights does not necessarily coincide with the market value of the Corporation's shares but, rather, is linked to the book value of the Corporation's shares, which is considered to more closely reflect the actual performance of the Corporation. Rights are generally not subject to certain market factors which may effect, either positively or negatively, the market value for the Corporation's Class A or Class B shares.


           AGGREGATED EQUITY APPRECIATION RIGHT EXERCISES IN THE LAST
               YEAR AND YEAR END EQUITY APPRECIATION RIGHT VALUES

         (a)                   (b)          (c)             (d)              (e)
         Name               Number of      Value         Number of         Value of
                             Rights       Realized      Unexercised       Unexercised
                           Exercised        ($)        Rights At Year     In-the-Money
                               (#)                          End          Rights At Year
                                                            (#)               End
                                                                             ($)(V)
------------------------ -------------- ------------ ----------------- ------------------
Gary W. Miller                  0            0              160,000          873,200

James W. Good                   0            0              113,000          612,900

Joseph J. DeVito                0            0              113,000          612,900

James E.  Kirschner             0            0               88,000          529,400

G.  Patrick Corydon             0            0               88,000          529,400

  All of the rights are exercisable at December 31, 2002. (V) Book value at year end, minus book value at date of grant.

TRANSACTION WITH MANAGEMENT AND OTHERS

         The Corporation and its subsidiaries, Protective and Sagamore, maintain depository relationships with National City Bank, Indiana ("National City"). Otto N. Frenzel III, is Chairman of the Executive Committee of that bank. National City also provides various custodial and safekeeping services to the Corporation, Protective and Sagamore and serves as transfer agent for the Corporation's common shares. The Corporation and its subsidiaries also had investments in various money-market accounts which were managed by unrelated third parties but were purchased through an affiliate of National City. In addition, during 2002, the Corporation, Protective and Sagamore affected purchases, but no sales, of securities aggregating approximately $9,342,000 through the same affiliate of National City.

         During 2002, the Corporation, Protective and Sagamore made purchases and sales of securities aggregating, respectively, approximately $27,417,000 and $19,577,000 with SF Investments, Inc., a broker-dealer firm. Nathan Shapiro, a director of the Corporation, is President of that firm. The Corporation also paid approximately $164,000 during 2002 to SF Investments, Inc. and its affiliates for advice and counseling on the Corporation's investment portfolio.

         Protective has entered into an agreement with an associate of SF Investments, Inc. for management of a portion of Protective's equity securities portfolio. During 2002, that associate earned performance-based compensation and management services fees totaling approximately $120,000.

         During 2002, the Corporation, Protective and Sagamore made purchases and sales of securities aggregating, respectively, approximately $2,395,000 and $327,000 with Merrill Lynch Co., Inc. ("Merrill Lynch"). In addition, the Corporation had an investment of approximately $94,000 in various money-market accounts managed by Merrill Lynch at December 31, 2002. Thomas H. Patrick, a director of the Corporation, is Executive Vice Chairman, Finance & Administration of Merrill Lynch.

         The Corporation, Protective, and Sagamore have agreements with ABN Amro Asset Management (US) ("ABN") for the management of substantial portions of the Companies' investment portfolios. ABN is paid a management fee based on the average cost of investments managed. During 2002, a total of approximately $348,000 was paid by the Corporation and its subsidiaries to ABN for its management services. Stuart D. Bilton, a director of the Corporation, is President and Chief Executive Officer of ABN.

         The Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating management personnel to purchase shares of Class B Common stock of the Company. The loans were offered to officers and certain other management personnel and forty-nine employees currently have outstanding loans, thirty eight of which were added in 2002. The notes evidencing the loans bear interest at the prime rate effective on the date of the loan. As of December 31, 2002, a total of $7,259,745 in principal and $233,801 in interest was owed to the Corporation by loan plan participants. Included within that amount are sums due from the Named Executive Officers as follows: Mr. Miller, $1,608,018.50; Mr. DeVito, $1,595,663; Mr. Good, $1,402,781
and Mr. Corydon, $702,915. During the year ended December 31, 2002, all loan plan participants paid interest to the Company in the sum of $133,427. Included with that amount of interest paid, the Named Executive Officers paid interest to the Company as follows: Mr. Miller, $33,431; Mr. DeVito, $32,882; Mr. Good, $21,369 and Mr. Corydon, $20,760. There were no defaults on any of the loans. As a result of legislation enacted during mid 2002, no further loans will be made under the 2002 Stock Purchase Plan.

INDEPENDENT AUDITORS

         Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2003. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. Ernst & Young LLP has acted as the Corporation's independent auditors since 1970.

         The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors.

VOTE REQUIRED FOR APPROVAL

         Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business. Thus, a total of 1,333,334 Class A shares will be required at the meeting for there to be a quorum. In order to elect the directors for the ensuing year and to confirm the appointment of Ernst & Young LLP as the Corporation's independent auditors, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

SUBMISSION OF SHAREHOLDER PROPOSALS

         Shareholder proposals to be presented at the 2004 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 2003 to be considered for inclusion in the Corporation's proxy materials for that meeting.

OTHER MATTERS

         The Corporation knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy. The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

         The Annual Report to Shareholders contains financial statements for the year ended December 31, 2002 and other information about the operations of the Corporation. The Annual Report is enclosed with this proxy statement but is not regarded as proxy soliciting material. In addition, the Report of the Compensation and Employee Benefits Committee and the Comparative Cumulative Total Return graph included in is proxy statement is not regarded as proxy soliciting material.

         Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Prompt response is helpful, and your cooperation will be appreciated.

April 2, 2003

                                    By Order of the Board of
                                    Directors




                                    James E. Kirschner
                                    Secretary



                                                                      APPENDIX A

PROXY
                             BALDWIN & LYONS, INC.
                1099 North Meridian Street, Indianapolis, Indiana

                  Annual Meeting of Shareholders -- May 6, 2003
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Gary W. Miller, James Kirschner and G. Patrick Corydon or any of them, with powers of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. to be held on May 6, 2003, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present, as follows:



1.  ELECTION OF DIRECTORS                      WITHHOLD AUTHORITY
    FOR all nominees listed below              to vote for all nominees
    (except as marked to the       [  ]        listed below              [  ]
    contrary below)



     Stuart D. Bilton, Joseph J. DeVito, Otto N. Frenzel III, James W. Good,
       Gary W. Miller, John M. O'Mara, Thomas H. Patrick, John A. Pigott,
         Nathan Shapiro, Norton Shapiro, Robert Shapiro, John D. Weil.


    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee(s) name in the space provided below.)



  ---------------------------------------------------------------------------
           (Continued, and to be signed and dated, on the other side.)

      2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP as independent auditors

          [  ] FOR              [  ] AGAINST           [  ] ABSTAIN

      3. In their discretion, on such other matters as may properly come before the meeting.

      THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED IN PROPOSAL 2.

                                               Please sign exactly as your name
                                               appears hereon.


Dated:                       , 2003
      ---------------------                    --------------------------
      Address correction requested.            (Signature of Shareholder)



                                               --------------------------
                                               (Signature of Shareholder)

PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. Joint owners should each sign personally. Administrators, trustees, guardians, attorneys or others signing in a representative capacity should indicate the capacity in which they sign.